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                   TRANSFER AND DIVIDEND DISBURSING AGREEMENT

                                      AMONG

                    RESERVE MUNICIPAL MONEY-MARKET TRUST, AND

                      RESERVE MANAGEMENT COMPANY, INC., AND

                         RESERVE MANAGEMENT CORPORATION

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                               TABLE OF COANTENTS


                                                                         PAGE

ARTICLE 1             Terms of Appointment; Duties of RMC                  1

ARTICLE 2             Fees and Expenses                                    3

ARTICLE 3             Representations and Warranties of RMC                3

ARTICLE 4             Representations and Warranties of the Trust          4

ARTICLE 5             Duty of Care and Indemnification                     4

ARTICLE 6             Documents and Covenants of the Trust and RMC         6

ARTICLE 7             Duration and Termination of Agreement                7

ARTICLE 8             Assignment                                           7

ARTICLE 9             Affiliations                                         8

ARTICLE 10            Amendment                                            8

ARTICLE 11            Applicable Law                                       8

ARTICLE 12            Miscellaneous                                        8

ARTICLE 13            Merger of Agreement                                  9

ARTICLE 14            Personal Liability                                   9


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                   TRANSFER AND DIVIDEND DISBURSING AGREEMENT


     This AGREEMENT ("Agreement"), dated as of the __ day of ______________, ______, made and entered into by and among the RESERVE MUNICIPAL MONEY-MARKET TRUST, a Massachusetts business trust (the "Trust"), on behalf of each of its Series listed on Schedule A, as it may be amended from time to time (each a "Fund" and, collectively, the "Funds"), RESERVE MANAGEMENT COMPANY, INC. ("RMCI"), a New Jersey corporation having its principal place of business in New York, and RESERVE MANAGEMENT CORPORATION ("RMC"), a New Jersey corporation having its principal place of business in New York.

     WHEREAS, RMCI serves as the Investment Manager of each Fund pursuant to an Investment Management Agreement with each Fund which provides that, in exchange for a comprehensive management fee, RMCI will bear all ordinary operating expenses of each Fund;

     WHEREAS, the Trust desires to appoint RMC as the transfer agent, dividend disbursing agent and shareholder servicing agent of each Fund and RMC desires to accept such appointment;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.     TERMS OF APPOINTMENT; DUTIES OF RMC.

               1.1. Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints RMC to act as, and RMC agrees to act as, the transfer agent for each series and class of shares of the Fund, whether now or hereafter authorized or issued ("Shares"), dividend disbursing agent and shareholder servicing agent in connection with any accumulation, open-account or similar plans provided to the holders of such Shares ("Shareholders"), as set out in the current effective prospectus and statement of additional information ("Prospectus") of the Fund, including without limitation any periodic investment plan or periodic withdrawal program.

               1.2. RMC agrees that it will perform the following services:

               (a) In accordance with procedures established from time to time by agreement between the Trust and RMC, RMC shall:

               (i) Receive for acceptance orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the custodian of the assets of each Fund (the "Custodian");

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               (ii) Pursuant to purchase orders, issue the appropriate number of
Shares and issue certificates therefor or hold such Shares in book form in the appropriate Shareholder account;

               (iii) Receive for acceptance redemption requests and redemption directions, and deliver the appropriate documentation therefor to the Custodian;

               (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

               (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

               (vi) Prepare and transmit payments for dividends and distributions declared by a Fund;

               (vii) Calculate any sales charges payable by a Shareholder on purchases and/or redemptions of Shares of each Fund, as such charges may be reflected in the Prospectus;

               (viii) Maintain records of account for and advise each Fund and its Shareholders as to the foregoing; and

               (ix) Record the issuance of Shares of each Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended ("1934 Act"), a record of the total number of Shares of each Fund which are authorized, based upon data provided to it by each Fund, and issued and outstanding. RMC shall also provide to each Fund on a regular basis the total number of Shares that are authorized, issued and outstanding and shall notify each Fund in case any proposed issue of Shares by the Fund would result in an overissue. In case any issue of Shares would result in an overissue, RMC shall refuse to issue such Shares and shall not countersign and issue any certificates requested for such Shares. When recording the issuance of Shares, RMC shall have no obligation to take cognizance of any Blue Sky laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

               (b) In addition to, and not in lieu of, the services set forth in the above paragraph (a), RMC shall:

               (i) Perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, shareholder servicing agent in connection with any dividend reinvestment, accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), as set out in the currently effective Prospectus of each Fund, including but not limited to, maintaining all Shareholder accounts, preparing Shareholder meeting lists, withholding taxes on U.S. resident and non-resident alien accounts, and preparing and filing appropriate forms required with respect to dividends and distributions by federal tax authorities for all Shareholders;


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               (ii) Open any and all bank accounts which may be necessary or appropriate in order to provide the foregoing services; and

               (iii) Provide a system that will enable each Fund to monitor the total number of Shares sold in each State or other jurisdiction.

               (c) In addition, each the Fund shall:

               (i) Identify to RMC in writing those transactions and assets to be treated as exempt from Blue Sky reporting for each State; and

               (ii) Verify the inclusion on the system prior to activation of each State in which Fund shares may be sold and thereafter monitor the daily purchases and sales for shareholders in each State. The responsibility of RMC for each Fund's status under the securities laws of any State or other jurisdiction is limited to the inclusion on the system of each State as to which the Fund has informed RMC that shares may be sold in compliance with state securities laws and the reporting of purchases and sales in each such State to the Fund as provided above and as agreed from time to time by the Fund and RMC.

               (d) RMC shall provide such additional services and functions not specifically described herein as may be mutually agreed between RMC and a Fund. Procedures applicable to such services may be established from time to time by agreement between the Fund and RMC.

ARTICLE 2.     FEES AND EXPENSES.

               2.1. For performance by RMC pursuant to this Agreement, RMCI agrees to pay RMC for out-of-pocket expenses in connection with the services rendered by RMC hereunder. In addition, any other expenses incurred by RMC at the request of the Fund or with the consent of RMCI will be reimbursed by RMCI.

               2.2. RMCI agrees to pay all reimbursable expenses within a reasonable period of time following the mailing of the respective billing notice. Postage for mailing of dividends or other mailings to all Shareholders accounts shall be advanced to RMC by RMCI upon request prior to the mailing date of such materials.

ARTICLE 3.     REPRESENTATIONS AND WARRANTIES OF RMC.

               RMC represents and warrants to the Trust that:

               3.1. It is and will remain registered with the U.S. Securities and Exchange Commission ("SEC") as a Transfer Agent pursuant to the requirements of Section 17A of the 1934 Act.

               3.2. It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.


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               3.3. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

               3.4. It has and will continue to have access to the necessary facilities, equipment and personnel to Perform its, duties and obligations under this Agreement.

ARTICLE 4.     REPRESENTATIONS AND WARRANTIES OF THE TRUST.

               The Trust represents and warrants to RMC that:

               4.1. It is a trust duly organized and existing and in good standing under the laws of Massachusetts.

               4.2. It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

               4.3. All corporate proceedings necessary to authorize it to enter into and perform this Agreement have been taken.

               4.4. It is an investment company registered with the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), or it is to be so registered as soon as practicable.

               4.5. A registration statement under the Securities Act of 1933, as amended (the "1933 Act"), is currently effective, or is to be effective as soon as practicable, and will remain effective, and appropriate state securities law filings have been made, or are to be made as soon as practicable, and will continue to be made, with respect to all Shares of the Funds being offered for sale.

ARTICLE 5.     DUTY OF CARE AND INDEMNIFICATION.

               5.1. RMC shall not be responsible for, and the Trust shall indemnify and hold RMC harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

               (a) All actions of RMC or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence, willful misconduct or reckless disregard of any duty imposed under this Agreement.

               (b) The Trust's or any Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's or any Fund's lack of good faith, gross negligence, willful misconduct or reckless disregard of any duty imposed under this Agreement or which arise out of breach of any representation or warranty of the Trust hereunder.

               (c) The reliance on or use by RMC or its agents or sub-contractors of information, records and documents which (i) are received by RMC or its agents or sub-


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contractors and furnished to it by or on behalf of any Fund, and (ii) have been prepared and/or maintained by any Fund or any other person or firm on behalf of the Fund.

               (d) The reliance on, or the carrying out by RMC or its agents or sub-contractors of, any instructions or requests of any Fund.

               (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities or Blue Sky laws of any State or other jurisdiction that notice of offering of such Shares in such State or other jurisdiction or in violation of any stop order or other determination or ruling by any federal agency or any State or other jurisdiction with respect to the offer or sale of such Shares in such State or other jurisdiction.

               5.2. RMC shall indemnify and hold the Trust and each Fund harmless from or against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by RMC as a result of the lack of good faith, gross negligence or willful misconduct of RMC, its officers, employees or agents or the reckless disregard of any duty imposed under this Agreement by RMC, its officers, employees or agents.

               5.3. At any time, RMC may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust, with respect to any matter arising in connection with the services to be performed by RMC under this Agreement, and RMC and its agents or sub-contractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. RMC, its agents and sub-contractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to RMC or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. RMC, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signature of the officers of the Trust, and the proper countersignature of any co-transfer agent or co-registrar.

               5.4. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

               5.5. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.


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               5.6. In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

ARTICLE 6.     DOCUMENTS AND COVENANTS OF THE TRUST AND RMC.

               6.1. The Trust shall promptly furnish to RMC the following:

               (i) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of RMC and the execution and delivery of this Agreement;

               (ii) A certified copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto;

               (iii) Certified copies of each vote of the Board of Trustees designating persons authorized to give instructions on behalf of the Trust and signature cards bearing the signature of any officer of the Trust or any other person authorized to sign written instructions on behalf of the Trust;

               (iv) A specimen of the certificate(s) for Shares of the Trust in the form approved by the Board of Trustees, if any, with a certificate of the Secretary of the Trust as to such approval;

               (a) The current registration statements and any amendments and supplements thereto filed with the SEC pursuant to the requirements of the 1933 Act or the 1940 Act; and

               (b) All account application forms or other documents relating to Shareholder accounts and/or relating to any plan, program or service offered or to be offered by the Trust.

               6.2. RMC hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of Share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

               6.3. RMC shall prepare and keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable and as required by applicable laws and regulations. To the extent required by
Section 31 of the 1940 Act, and the rules and regulations thereunder, RMC agrees that all such records prepared or maintained by RMC relating to the services performed by RMC hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section 31 of the 1940


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Act, and the rules and regulations thereunder, and will be surrendered promptly to the Trust on and in accordance with its request.

               6.4. In case of any request or demands for the inspection of the Shareholder records of the Trust, RMC will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. RMC reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

ARTICLE 7.     DURATION AND TERMINATION OF AGREEMENT.

               7.1. This Agreement shall remain in full force and effect until __________, 2001 and from year-to-year thereafter unless terminated by either party as provided in Section 7.2 hereof.

               7.2. This Agreement may be terminated by the Fund on 60 days' written notice, and by RMC on 90 days' written notice, to the other party without payment of any penalty.

               7.3. Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and other materials will be borne by the Trust. Additionally, RMC reserves the right to charge for any other reasonable fees and expenses associated with such termination.

ARTICLE 8.     ASSIGNMENT.

               8.1. Except as provided in Section 8.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

               8.2. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

               8.3. RMC may, in its sole discretion and without further consent by the Trust, sub-contract, in whole or in part, for the performance of its obligations and duties hereunder with any person or entity including but not limited to companies which are affiliated with RMC; provided, however, that such person or entity has and maintains the qualifications, if any, required to perform such obligations and duties, and that RMC shall be as fully responsible to the Trust for the acts and omissions of any agent or subcontractor as it is for its own acts or omissions under this Agreement.

ARTICLE 9.     AFFILIATIONS.

               9.1. RMC may now or hereafter, without the consent of or notice to the Trust, function as transfer agent and/or shareholder servicing agent for any other investment company


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registered with the SEC under the 1940 Act and for any other issuer, including without limitation any investment company whose adviser, administrator, sponsor or principal underwriter is or may become affiliated with or any of The Reserve Funds and/or RMCI, or any of their direct or indirect subsidiaries or affiliates.

               9.2. It is understood and agreed that the Trustees, officers, employees, agents and shareholders of the Trust, and the directors, officers, employees, agents and shareholders of the Trust's investment adviser and/or distributor, are or may also serve as directors, officers, employees, agents and shareholders or otherwise of RMC, and that the directors, officers, employees, agents and shareholders of RMC may also be Trustees, officers, employees, agents and shareholders or otherwise of the Trust, or directors, officers, employees, agents and shareholders or otherwise of the investment adviser and/or distributor.

ARTICLE 10.    AMENDMENT.

               10.1. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

ARTICLE 11.    APPLICABLE LAW.

               11.1. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

ARTICLE 12.    MISCELLANEOUS.

               12.1. In the event of an alleged loss or destruction of any Share certificate, no new certificate shall be issued in lieu thereof, unless there shall first be furnished to RMC an affidavit of loss or non-receipt by the holder of Shares with respect to which a certificate has been lost or destroyed, supported by an appropriate bond satisfactory to RMC and the Fund issued by a surety company satisfactory to RMC, except that RMC may accept an affidavit of loss and indemnity agreement executed by the registered holder (or legal representative) without surety in such form as RMC deems appropriate indemnifying RMC and the Fund for the issuance of a replacement certificate, in cases where the alleged loss is in the amount of $1,000 or less.

               12.2. In the event that any check or other order for payment of money on the account of any Shareholder or new investor is returned unpaid for any reason, RMC will (a) give prompt notification to the Fund's distributor ("Distributor") (or to the Fund if the Fund acts as its own distributor) of such non-payment; and (b) take such other action, including imposition of a reasonable processing or handling fee, as RMC may, in its sole discretion, deem appropriate or as the Fund and, if applicable, the Distributor may instruct RMC.

               12.3. Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or to RMC shall be sufficiently given if addressed to that party


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and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                           To the Trust:

                           Reserve Municipal Money-Market Trust
                           c/o The Reserve Funds
                           1250 Broadway, 32nd Floor
                           New York, New York  10001-3701

                           Attention:   General Counsel

                           To RMC:

                           Reserve Management Corporation
                           1250 Broadway, 32nd Floor
                           New York, New York  10001-3701

                           Attention:    President

ARTICLE 13.    MERGER OF AGREEMENT.

               13.1. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

ARTICLE 14.    PERSONAL LIABILITY.

               14.1. A copy of the Declaration of Trust of the Trust is on file with the Secretary of the State of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust; provided, however, that the Declaration of Trust of the Trust provides that the assets of a particular series or class of the Trust shall under no circumstances be charged with liabilities attributable to any other series or class of the Trust and that all persons extending credit to, or contracting with or having any claim against, a particular series or class of the Trust shall look only to the assets of that particular series or class for payment of such credit, contract or claim.

               IN WITNESS WHEREOF, the Trust, on behalf of the Fund, Reserve Management Company, Inc. and Reserve Management Corporation have executed this Agreement as of the ____ of ____________, ______, to be effective_____________.


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                                      RESERVE MUNICIPAL MONEY-MARKET TRUST



                                      By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                      RESERVE MANAGEMENT COMPANY, INC.



                                      By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                      RESERVE MANAGEMENT CORPORATION



                                      By:
                                         --------------------------------------
                                         Name:
                                         Title:


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                                   SCHEDULE A



                                  LIST OF FUNDS



                  Reserve Louisiana Municipal Money Market Fund
                  Reserve Minnesota Municipal Money Market Fund


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